Exhibit 10.2

FOURTH AMENDMENT TO LEASE AGREEMENT

SUITE 100 LEASE

This fourth Amendment to Lease Agreement (“Amendment”) is dated to be effective as of the 27 day of September, 2021 (“Effective Date”), by and between Pegasus Properties, L.P., a Wisconsin limited partnership (“Lessor”), and HTG Molecular Diagnostics, Inc., a Delaware corporation, formerly known as High Throughput Genomics, Inc. (“Lessee”).

RECITALS

A.Lessor and Lessee entered that certain Standard Commercial-Industrial Multi Tenant Triple Net Lease, dated May 11, 2011 (as assigned by MSW Inc., a Wisconsin Corporation and as amended by that First Amendment to Lease Agreement on August 4, 2015, the “Suite 100 Lease”), pursuant to which Lessor leases to Tenant approximately 17500 square feet of office/warehouse/light manufacturing/R&D space (“Suite 100 Premises”) in that certain building that is commonly known as 3400 E. Global Loop, Suite 100, Tucson, Arizona 86706, as more particularly described in the Suite 100 Lease.

B.For reference purposes only, Lessor and Lessee also entered into that certain Standard Commercial-Industrial Multi Tenant Triple Net Lease, dated July 11th 2008 (and as amended by that First Amendment to Lease Agreement on August 4, 2015 and the Second Amendment dated on December 8th, 2020, specific to Suite 300, the “Suite 300 Lease”) pursuant to which Lessor leases to Lessee approximately 12,600 square feet of office/warehouse/light manufacturing/R&D space (“Suite 300 Premises”) in that certain building that is commonly known as 3430 E. Global Loop, Suite 100, Tucson, Arizona 86706, as more particularly described in the Suite 300 Lease.  The parties acknowledge that the Suite 300 Lease constitutes a separate legal obligation from the Suite 100 Lease for all purposes except as expressly set forth herein.

C.The Second Amendment as of January 28th, 2019 to the Suite 100 Lease added approximately 7,000 square feet of office/warehouse/light manufacturing/R&D space (Suite 200), to the Suite 100 Lease and addressed certain improvements to be constructed by Lessee in the Suite 200 Premises.

D. The Third Amendment as of December 8, 2020 to the Suite 100 Lease extended the Term of the Suite 100 Lease until January 31st, 2022.

E.         Lessor and Lessee now desire to, among other things, extend the lease term, and amend the option to renew the Suite 100 Lease.

F.All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Suite 100 Lease.

Now therefore, in consideration of the covenants and obligations contained herein, Lessor and Lessee agree to amend the Suite 100 Lease as follows:

AGREEMENTS

1.Recitals. The Recitals above are true and correct and form a part of this Amendment.

2.Extension of Term.  The Term of the Suite 100 Lease is extended until 11:59 PM, Arizona time, on January 31st, 2025, which will also be referred to as the Expiration Date referred to in the Suite 100 Lease, subject to the renewal options discussed below.

3.Renewal Options.  Section 3.2 of the Suite 100 Lease is replaced, and will read in its entirety, as follows:  Lessee shall have one option to renew the Suite 100 Lease for an additional period of two (2) years upon the same terms and conditions of the Suite 100 Lease  as amended herein (“Renewal Term”), except that the Lease Rate will be set at rates currently applicable for like/kind buildings within the market but in no event less than the last effective rent rate (including annual increases if any) paid by Lessee. If Lessee elects to exercise such option to renew, Lessee shall give Lessor written notice of exercise of the option not later than June 30th, 2024.

4.Base Rent and Term for Suite 200. Commencing on February 1st, 2022, and continuing through January 31st, 2025 unless otherwise extended pursuant to the terms of the Suite 100 Lease and this Amendment, Lessee will pay Lessor monthly base rent for the Suite 100) Premises (approximately 24,500 square feet) equal to twenty four thousand five hundred and no/100 dollars ($24,500.00), payable in accordance with the terms and conditions of the Suite 100 Lease.

              5.         Lessee Improvements. Under item 7 of the Second Amendment Lessee is entitled to a maximum of $100,000 (less amounts already spent) of Suite 200 improvements amortized over 5 years at an interest rate of 5%, provided that Lessee initiates such improvements and notifies Landlord of their nature and cost at least 30 days prior to starting a modification or alteration. The amount actually paid by Landlord for the Suite 200 Improvements will be paid to Landlord as additional Suite 100 Rent in equal monthly payments beginning on the first full month after the Suite 200 Improvements are completed. Should Lessee terminate the Suite 100 Lease at any time before the Expiration Date or choose to not renew the Suite 100 Lease within the timeframe permitted, the unpaid balance of Suite 200 Improvements not repaid to Lessor as additional rent (less interest) will be due to Lessor within 15 days of termination of the Suite 100 Lease.

5.No Other Changes. Except as modified herein and in the Third Lease Amendment, all terms and conditions of the Suite 100 Lease shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF the parties have caused their respective duly authorized representatives to execute this Amendment as of the Effective Date.

LESSOR: Pegasus Properties, L.P. By:/s/ Matt Schmidt Matt Schmidt Managing Partner	LESSEE: HTG Molecular Diagnostics By:/s/ Shaun McMeans Shaun McMeans Chief Financial Officer